Exhibit (j)



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 127 to the registration statement on Form N-1A ("Registration Statement") of our reports dated September 13, 2001, November 12, 2001, and November 13, 2001, relating to the financial statements and financial highlights which appear in the July 31, 2001, September 30, 2001 and September 30, 2001 Annual Reports to Shareholders of Scudder Large Company Growth Fund, Scudder Capital Growth Fund, and Scudder Small Company Stock Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Auditors" in such Registration Statement.


                                                   /s/PriceWaterhouseCoopers LLP

Boston, Massachusetts
November 29, 2001